UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM 10

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Agora Holdings, Inc.
(Exact name of registrant as specified in its charter)

Utah	61-1673166
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

170 Rimrock Road, Unit #2, North York, Ontario, Canada M3J 3A6
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (855)-561-4541

Securities to be registered pursuant to Section 12(b) of the Act:

Securities to be registered pursuant to Section 12(g) of the Act:  Common Stock, $0.001 Par Value (Title of Class)

Name of exchange on which each class is to be registered: N/A

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.   BUSINESS

Our Corporate History and Background

Agora Holdings Inc. (the “Company” or “Agora”) is a Utah corporation incorporated on February 1, 1983 as Pleistocene, Inc.

On June 25, 1983, the Company changed its name to “Gentronix Laboratories, Inc.”  On February 13, 1990, the Company merged with Consolidated International Holdings, Inc. a New York corporation. The Company was the surviving entity and changed its name to “Consolidated Holding’s Corp.” On October 19, 1993, the Company acquired all of the issued and outstanding shares of Midcontinent Petroleum Corporation, a Missouri corporation, in exchange for 2,639,280 shares of the Company’s common stock. On March 4, 1997, the Company changed its name to Pacific Diversified Holdings Corp.  On May 1, 1998 we changed our name to Agora Holdings, Inc. The Company is presently pursuing various business opportunities is in the business of software development, specializing in web, media and lpTV applications as well as operating support billing software for VOIP telephony, through its wholly owned subsidiary, Geegle Media Inc. Presently our primary operational office is located in Canada.

On May 19, 2014 the Company filed amended articles with the State of Utah in order to effect a reverse split on the basis of 1,000 to 1, to increase the Company’s authorized common shares to 500,000,000 and to increase the Company’s authorized preferred shares to 100,000,000 which became effective on July 22, 2014.

On May 29, 2014, the Company entered into a share exchange agreement (the “Share Exchange Agreement”) with Sandra Gale Morgan, owner of all of the issued and outstanding membership interests of 677770BC LTD, a British Columbia corporation doing business as Sunbeam Central (“SBC”) where the Company will acquire all of the issued and outstanding shares of capital stock of SBC with the purpose of owning and operating SBC as the Company’s wholly-owned subsidiary and will deliver a total of 250,000,000 shares of the Company’s common stock and 50,000,000 shares of the Company’s preferred stock. The Company was unable to close the transaction and on September 20, 2014 the Company, Sandra Gale Morgan and SBC entered into a termination agreement where under all issued preferred shares and common shares of Agora held in escrow pending closing of the transaction were canceled and returned to treasury and all membership interests of SBC were returned from escrow to Sandra Gale Morgan.

On September 30, 2014, the Company entered into and completed a share exchange agreement with Danail Terziev, an individual residing in the Province of Ontario (“Owner”), who is the 100% holder of the issued and outstanding shares of Geegle Media Ltd. (“Geegle”), an Ontario corporation (‘GML”). Under such agreement, the Owner will deliver all of the outstanding capital stock of GML to the Company in exchange for a total of 70,000,000 shares of the Company’s common stock and $150,000 cash payment, payable within 90 days of the Company becoming current in its filings on OTC Markets. The Owner and the Company are in negotiation to extend the date for the cash payment by a further 180 days.

On August 15, 2016, the Company and Danail Terziev, its CEO and a member of the board of directors, entered into an amendment to the September 30, 2014 share exchange agreement where under the Company acquired Geegle Media Ltd. (“Geegle”).  The Company and Mr. Terziev have agreed to waive the $150,000 cash payment required under the terms of the original agreement due to the fact that the Geegle Media revenue base has not yet grown sufficiently to meet such payments without undue strain on the Company.

Concurrent with the aforementioned share exchange agreement, Mr. Danail Terziev, was appointed to the Company’s board of directors and became the Chief Executive Officer of Agora. Mr. Terziev also became the controlling shareholder of the Company concurrent with the completion of the transaction.

As a result of the aforementioned transaction, Geegle became a wholly owned subsidiary of the Company. The business combination was accounted for as a reverse acquisition and recapitalization using accounting principles applicable to reverse acquisitions whereby the financial statements subsequent to the date of the transaction are presented as a continuation of GML. Under reverse acquisition accounting GML (subsidiary) is treated as the accounting parent (acquirer) and the Company (parent) is treated as the accounting subsidiary (acquiree). All outstanding shares have been restated to reflect the effect of the business combination.

Geegle Media Ltd. is in the business of software development, specializing in web, media and lpTV applications as well as operating support billing software for VOIP telephony.

Products and Services

Our target markets for operations are Canada, Europe and the USA. Presently all our sales are generated in the Canadian marketplace, with software development work for services in the USA and Europe currently underway. Among other client work, a key component of our revenue to date includes operating the billing service for GeegNet Communications Ltd.

Our targeted market expansion efforts include development and marketing of video software for web TV which we manage through the domain www.geegle.tv. Geegle TV is an international, fully automated platform that can deliver content from any source into any country provided we have rights to that content. Geegle TV provides on demand and live streaming of media content, and operates through a wireless set top box that connects either through a home internet router or other wireless source.  We plan to develop applications or “apps” for android and iOS operating platforms for the Geegle TV software, to allow for mobile access to the Geegle TV platform.   We intend to focus efforts on this segment, and specifically in obtaining content rights, in order to increase our revenue stream in the current and coming years.

We will also continue to provide website development services and billing software services to supplement our revenue stream, along with customized domain services including online marketing for these domains. Our VOIP billing software is leased to clients, and provides our clients with the ability to create automated invoices and track phone conversions for quality and training purposes.  During the fiscal year ended December 31, 2015, the Company entered into negotiations for online TV distribution for Canada, and we are concurrently working on obtaining rights to content in various other international locations. As at the date of this report we have not yet entered into any formal contracts in respect of these negotiations. In Canada, in order to provide our online services we need to secure agreements with local service providers in order to commence live streaming.

In addition to our lpTV application, media, and support billing activities, the Company is currently developing a product that will combine information to be sent to various social media networks, with the result being that a user will only need to upload information one time, with the product then publishing the information to all of the user’s social media networks, rather than the user needing to upload the same information to each individual social media network.

The Company’s executive office is located at 170 Rimrock Road, Unit #2, North York, Ontario, Canada M3J 3A6. The Company’s telephone number is (855)-561-4541.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we are an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more; (ii) the last date of the fiscal year following the fifth anniversary of the date of the first sale of common stock under this registration statement; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. We will be deemed a large accelerated filer on the first day of the fiscal year after the market value of our common equity held by non-affiliates exceeds $700 million, measured on January 1st.

We cannot predict if investors will find our common stock less attractive to the extent we rely on the exemptions available to emerging growth companies. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

A Company that elects to be treated as an emerging growth company shall continue to be deemed an emerging growth company until the earliest of (i) the last day of the fiscal year during which it had total annual gross revenues of $1,000,000,000 (as indexed for inflation), (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common stock under this registration statement; (iii) the date on which it has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or (iv) the date on which is deemed to be a ‘large accelerated filer’ as defined by the SEC, which would generally occur upon it attaining a public float of at least $700 million.

However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Competition

The online media and software development industry, as well as the social media network industry are highly competitive. We anticipate that the intensity of competition in the future will increase.

We compete with a number of entities in providing services and products related to social media networks, as well as with media and software development companies.  Such competitor entities include: (1) a variety of large nationwide corporations, including but not limited to public entities and companies that have established loyal customer and user bases over several decades; (2) local companies that have the same or a similar business plan as we do; and (3) a variety of other local and national media and software development companies with which we either currently or may, in the future, compete.

Many of our current and potential competitors are well established and have longer operating histories in the software and media development industries, significantly greater financial and operational resources, and name recognition than we have.  As a result, these competitors may have greater credibility with both existing and potential customers and users.  They also may be able to acquire or develop more services and products than us, which could negatively affect our ability to develop a customer and user base, which would negatively affect our ability to generate revenue.

Intellectual Property

The Company does not have any patents, trademarks, or registered intellectual property.  Any encroachment upon the company’s proprietary information, including the unauthorized use of its brand name, the use of a similar name by a competing company or a lawsuit initiated either by our Company or against our Company for infringement upon proprietary information or improper use of a trademark, may affect our ability to create brand name recognition, cause customer confusion and/or have a detrimental effect on its business due to the cost of defending any potential litigation related to infringement.  If we do, in the future, obtain any intellectual property, litigation or proceedings before the U.S. or International Patent and Trademark Offices may be necessary in the future to enforce our intellectual property rights, to protect its trade secrets and domain name and/or to determine the validity and scope of the proprietary rights of others.  Any such litigation or adverse proceeding could result in substantial costs and diversion of resources and could seriously harm our business operations and/or results of operations.

Government Regulations

To the best of its knowledge, there are currently no known existing or probable government regulations that may adversely affect the Company’s business, as the company operates in the online sector, specifically related to software and media development and billing.  However, if the regulations related to software or media products and services change or become regulated by a federal or state agency, it could affect the amount of revenue generated by our Company, as we may need to use revenue or working capital to comply with any new regulations.

The Company will be subject to local and international laws and regulations that relate directly or indirectly to its operations, such as the Securities Act of 1933, the Securities and Exchange Act of 1934, and the Utah Corporations Act.  It will also be subject to common business and tax rules and regulations pertaining to the operation of its business, such as the United States Internal Revenue Tax Code, the Utah State Tax Code as well as Canadian tax laws.  The Company will also be subject to proprietary regulations such as United States Trademark and Patent Law as it applies to the intellectual property of third parties.  The Company believes that the effects of existing or probable governmental regulations will be additional responsibilities of the management of the Company to ensure that the Company is in compliance with securities regulations as they apply to the Company’s products as well as ensuring that the company does not infringe on any proprietary rights of others with respect to its products.   The Company will also need to maintain accurate financial records in order to remain complaint with securities regulations as well as any corporate tax liability it incurs.

Employees

As of the date of this registration, the Company has one full time employee, Danail Terziev.  The Company has no part time employees.  There is currently no employment agreement with Danail Terziev, and although the Company does not believe this will occur, either Mr. Terziev or the Company may choose to terminate Mr. Terziev’s employment at any time.  The Company’s activities are managed by the Company’s Directors and Officers, consisting of Danail Terziev, Ruben Yakubov and Ilya Kaplan.

The officers of the company have the same powers and duties with respect to the management of the business affairs for the Company and the oversight of the day-to-day management operations for the Company as officers of a business would have. They perform such other reasonable duties (taking into consideration the person’s position in the Company) as may be prescribed by the Board of Directors of the Company from time to time. They are obligated to use best efforts to serve the Company faithfully and promote its best interests and shall devote all of his or her business time, attention and services to the faithful and competent discharge of such duties.

ITEM 1A.  Risk Factors

As a smaller reporting company, as defined in Rule 12b-2 of the Exchange Act, we are not required to provide the information called for by Item 304 of Regulation S-K.

ITEM 2.  FINANCIAL INFORMATION

Forward Looking Statements

The following information specifies certain forward-looking statements of the management of the Company. Forward looking statements are statements that estimate the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology, such as may, shall, could, expect, estimate, anticipate, predict, probable, possible, should, continue, or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in the following information statement have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. We cannot guaranty that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and we assume no obligation to update any such forward-looking statements. Such forward-looking statements include statements regarding our anticipated financial and operating results, our liquidity, goals and plans. All forward-looking statements in this Registration Statement are based on information available to us as of the date of this report, and we assume no obligation to update any forward-looking statements.

All forward-looking statements in this Registration Statement are based on information available to us as of the date of this report, and we assume no obligation to update any forward-looking statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the section entitled “Selected Financial Data” and our financial statements and related notes included elsewhere in this Registration Statement. Some of the information contained in this discussion and analysis or set forth elsewhere in this Registration Statement, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those described below.

Company History and Summary

Agora Holdings Inc. (the “Company” or “Agora”) is a Utah corporation incorporated on February 1, 1983 as Pleistocene, Inc.

On June 25, 1983, the Company changed its name to “Gentronix Laboratories, Inc.”  On February 13, 1990, the Company merged with Consolidated International Holdings, Inc. a New York corporation. The Company was the surviving entity and changed its name to “Consolidated Holding’s Corp.” On October 19, 1993, the Company acquired all of the issued and outstanding shares of Midcontinent Petroleum Corporation, a Missouri corporation, in exchange for 2,639,280 shares of the Company’s common stock. On March 4, 1997, the Company changed its name to Pacific Diversified Holdings Corp.  On May 1, 1998 we changed our name to Agora Holdings, Inc. The Company is presently pursuing various business opportunities is in the business of software development, specializing in web, media and lpTV applications as well as operating support billing software for VOIP telephony, through its wholly owned subsidiary, Geegle Media Inc. Presently our primary operational office is located in Canada.

On May 19, 2014 the Company filed amended articles with the State of Utah in order to effect a reverse split on the basis of 1,000 to 1, to increase the Company’s authorized common shares to 500,000,000 and to increase the Company’s authorized preferred shares to 100,000,000 which became effective on July 22, 2014.

On May 29, 2014, the Company entered into a share exchange agreement (the “Share Exchange Agreement”) with Sandra Gale Morgan, owner of all of the issued and outstanding membership interests of 677770BC LTD, a British Columbia corporation doing business as Sunbeam Central (“SBC”) where the Company will acquire all of the issued and outstanding shares of capital stock of SBC with the purpose of owning and operating SBC as the Company’s wholly-owned subsidiary and will deliver a total of 250,000,000 shares of the Company’s common stock and 50,000,000 shares of the Company’s preferred stock. The Company was unable to close the transaction and on September 20, 2014 the Company, Sandra Gale Morgan and SBC entered into a termination agreement where under all issued preferred shares and common shares of Agora held in escrow pending closing of the transaction were canceled and returned to treasury and all membership interests of SBC were returned from escrow to Sandra Gale Morgan.

On September 30, 2014, the Company entered into and completed a share exchange agreement with Danail Terziev, an individual residing in the Province of Ontario (“Owner”), who is the 100% holder of the issued and outstanding shares of Geegle Media Ltd. (“Geegle”), an Ontario corporation (‘GML”). Under such agreement, the Owner will deliver all of the outstanding capital stock of GML to the Company in exchange for a total of 70,000,000 shares of the Company’s common stock and $150,000 cash payment, payable within 90 days of the Company becoming current in its filings on OTC Markets. The Owner and the Company are in negotiation to extend the date for the cash payment by a further 180 days.

On August 15, 2016, the Company and Danail Terziev, its CEO and a member of the board of directors, entered into an amendment to the September 30, 2014 share exchange agreement where under the Company acquired Geegle Media Ltd. (“Geegle”).  The Company and Mr. Terziev have agreed to waive the $150,000 cash payment required under the terms of the original agreement due to the fact that the Geegle Media revenue base has not yet grown sufficiently to meet such payments without undue strain on the Company.

Concurrent with the aforementioned share exchange agreement, Mr. Danail Terziev, was appointed to the Company’s board of directors and became the Chief Executive Officer of Agora. Mr. Terziev also became the controlling shareholder of the Company concurrent with the completion of the transaction.

As a result of the aforementioned transaction, Geegle became a wholly owned subsidiary of the Company. The business combination was accounted for as a reverse acquisition and recapitalization using accounting principles applicable to reverse acquisitions whereby the financial statements subsequent to the date of the transaction are presented as a continuation of GML. Under reverse acquisition accounting GML (subsidiary) is treated as the accounting parent (acquirer) and the Company (parent) is treated as the accounting subsidiary (acquiree). All outstanding shares have been restated to reflect the effect of the business combination.

Geegle Media Ltd. is in the business of software development, specializing in web, media and lpTV applications as well as operating support billing software for VOIP telephony.

Recent Developments

Common Stock

The Company’s authorized common stock consists of 500,000,000 common shares with par value of $0.001 and 100,000,000 shares of preferred stock with par value of $0.10 per share.

On January 19, 2016, the Company agreed to issue 1,149,991 shares of common stock to a shareholder of the Company and a company controlled by a shareholder of the Company in order to retire certain convertible notes payable and accrued interest thereon.

As part of the recapitalization and reverse merger transaction with Danail Terziev on September 30, 2014, the Company issued 70,000,000 shares to Danail Terziev, in order to acquire GML.

On October 30, 2014, 50,000 preferred shares were converted to 50,000,000 shares of common stock.

As of June 30, 2016 and December 31, 2015, the Company has 121,186,693 and 120,036,702 shares of common stock and no shares of preferred stock issued and outstanding.

Overview

The following Management’s Discussion and Analysis (“MD&A”) or Plan of Operations includes the following sections:

•	Plan of Operations
•	Results of Operations
•	Liquidity and Capital Resources
•	Capital Expenditures
•	Going Concern
•	Critical Accounting Policies
•	Off-Balance Sheet Arrangements

Plan of Operations

Our target markets for operations are Canada, Europe and the USA. Presently all our sales are generated in the Canadian marketplace, with software development work for services in the USA and Europe currently underway. Among other client work, a key component of our revenue to date includes operating the billing service for GeegNet Communications Ltd.

Our targeted market expansion efforts include development and marketing of video software for web TV which we manage through the domain www.geegle.tv. Geegle TV is an international, fully automated platform that can deliver content from any source into any country provided we have rights to that content. Geegle TV provides on demand and live streaming of media content, and operates through a wireless set top box that connects either through a home internet router or other wireless source.  We plan to develop applications or “apps” for android and iOS operating platforms for the Geegle TV software, to allow for mobile access to the Geegle TV platform.  We intend to focus efforts on this segment, and specifically in obtaining content rights, in order to increase our revenue stream in the current and coming years.

We will also continue to provide website development services and billing software services to supplement our revenue stream, along with customized domain services including online marketing for these domains. Our VOIP billing software is leased to clients, and provides our clients with the ability to create automated invoices and track phone conversions for quality and training purposes.  During the fiscal year ended December 31, 2015, the Company entered into negotiations for online TV distribution for Canada, and we are concurrently working on obtaining rights to content in various other international locations. As at the date of this report we have not yet entered into any formal contracts in respect of these negotiations. In Canada, in order to provide our online services we need to secure agreements with local service providers in order to commence live streaming.

 In addition to our lpTV application, media, and support billing activities, the Company is currently developing a product that will combine information to be sent to various social media networks, with the result being that a user will only need to upload information one time, with the product then publishing the information to all of the user’s social media networks, rather than the user needing to upload the same information to each individual social media network.

How We Generate Revenue

Our VOIP billing software generates revenue through the leasing of our VOIP billing service to businesses, who then use the billing software to create automated invoices for customers, as well as to track phone calls for quality and training purposes.  Each of our clients selects a number of phone extensions that are to be used with our billing software.  We then configure a system that matches the client’s needs, and then provide setup services to ensure that the billing software works correctly on the client’s phone and computer systems.  The specific client configuration and setup process is included in the lease cost for the billing software.

We plan to generate revenue through our Geegle TV product based on monthly subscription fees, similar to other streaming and on demand media products.  We have not yet determined a set monthly subscription price, but plan to determine such price once we are able to obtain content rights and test the market for the Geegle TV product.

We expect to recognize revenues in accordance with the guidelines of the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104 “Revenue Recognition”.

Under SAB 104, four conditions must be met before revenue can be recognized: (i) there is persuasive evidence that an arrangement exists, (ii) delivery has occurred or service has been rendered, (iii) the price is fixed or determinable, and (iv) collection is reasonably assured.

General and administrative expenses consisted of professional service fees, and other general and administrative overhead costs. Expenses are recognized when incurred.

Depending on the extent of our future growth, we may experience significant strain on our management, personnel, and information systems.  We will need to implement and improve operational, financial, and management information systems.  In addition, we are implementing new information systems that will provide better record-keeping, customer service and billing.  However, there can be no assurance that our management resources or information systems will be sufficient to manage any future growth in our business, and the failure to do so could have a material adverse effect on our business, results of operations and financial condition.

Results of Operations

Three Months Ended June 30, 2016 Compared to the Three Months Ended June 30, 2015

The Company generated $5,069 in revenue for the three months ended June 30, 2016, compared to revenue of $12,354 for the three months ended June 30, 2015.

Cost of Goods Sold for the three months ended June 30, 2016 were $0, which compares with Cost of Goods Sold of $11,364 for the three month period ended June 30, 2015.

Operating expenses, which consisted of management fees, consulting fees, professional fees, as well as general and administrative expenses, for the three months ended June 30, 2016, were $67,977.  This compares with operating expenses for the three months ended June 30, 2015 of $71,276.  The decrease in our operating expenses for the three month period ended June 30, 2016 is related to a decrease in our general and administrative expenses during the period.

As a result of the foregoing, we had a net loss of $63,829 for the three months ended June 30, 2016.  This compares with a net loss for the three months ended June 30, 2015 of $121,461.  The decrease in our net loss for the three month period ended June 30, 2016, is due to a substantial decrease in our interest expenses during the period.

Six Months Ended June 30, 2016 Compared to the Six Months Ended June 30, 2015

The Company generated $11,090 in revenue for the six months ended June 30, 2016, compared to revenue of $18,014 for the six months ended June 30, 2015.

Cost of Goods Sold for the six months ended June 30, 2016 were $2,266, which compares with Cost of Goods Sold of $13,446 for the six month period ended June 30, 2015.

Operating expenses, which consisted of management fees, consulting fees, professional fees, as well as general and administrative expenses, for the six months ended June 30, 2016, were $113,012.  This compares with operating expenses for the six months ended June 30, 2015 of $120,777.  The decrease in our operating expenses for the six month period ended June 30, 2016 is related to a decrease in our general and administrative expenses during the period.

As a result of the foregoing, we had a net loss of $106,696 for the six months ended June 30, 2016.  This compares with a net loss for the six months ended June 30, 2015 of $208,699.  The decrease in our net loss for the six month period ended June 30, 2016, is due to a substantial decrease in our interest expenses during the period.

 For the Years ended December 31, 2015 and December 31, 2014

The Company generated $26,235 in revenue for the year ended December 31, 2015, which compares with revenue of $35,355 for the year ended December 31, 2014.  Our revenues decreased during the year ended December 31, 2015 due to a decrease in the amount of products we were able to sell during the period.

Cost of Goods Sold for the year ended December 31, 2015 were $19,416, which compares with Cost of Goods Sold of $4,917 for the year ended December 31, 2014.  The increase in Cost of Goods Sold was due to free set up and development work for clients for which the Company was not reimbursed.

Operating expenses, which consisted of management fees, consulting fees, professional fees, as well as general and administrative expenses, for the year ended December 31, 2015, were $224,469.  This compares with operating expenses for the year ended December 31, 2014 of $84,781.  The increase in operating expenses for the year ended December 31, 2015 is related to a substantial increase in our consulting, management and professional fees related to the development of our media and software products,

As a result of the foregoing, we had a net loss of $412,810 for the year ended December 31, 2015.  This compares with a net loss for the year ended December 31, 2014 of $97,729.  The increase in our net loss is primarily due to an increase in our interest expenses for the year ended December 31, 2015.
In its audited financial statements as of December 31, 2015, the Company was issued an opinion by its auditors that raised substantial doubt about the ability to continue as a going concern based on the Company’s current financial position.  Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to successfully develop and market our products and our ability to generate revenues.

Liquidity and Capital Resources

As of June 30, 2016 we had cash or cash equivalents of $480.  As of December 31, 2015 we had cash or cash equivalents of $0.

Net cash used in operating activities was $114,749 for the six months ended June 30, 2016.  This compares to net cash used in operating activities of $83,902 for the six months ended June 30, 2015.  The increase in our net cash used in operating activities for the six month period ended June 30, 2016 was primarily due to a decrease in our amortization of debt discounts.  Net cash used in operating activities was $180,757 for the year ended December 31, 2015, which compares to net cash used in operating activities of $41,171 for the year ended December 31, 2014.  The increase in our net cash used in operating activities for the year ended December 31, 2015 was primarily due to the increase in our net loss for the period.

Cash flows provided by investing activities was $0 for the six months ended June 30, 2016 and June 30, 2015, and for the years ended December 31, 2015 and December 31, 2014.

Cash flows provided by financing activities was $115,169 for the six months ended June 30, 2016, which compares to cash flows provided by financing activities of $85,270 for the six months ended June 30, 2015.  The increase in our cash flows provided by financing activities for the six months ended June 30, 2016 was primarily due to the increase in proceeds from convertible notes.  Cash flows provided by financing activities was $176,754 for the year ended December 31, 2015, which compares to cash flows provided by financing activities of $41,837 for the year ended December 31, 2014.  The increase in our cash flows provided by financing activities for the year ended December 31, 2015 was due to increases in proceeds from convertible notes.

As of June 30, 2016, our total assets were $19,920 and our total liabilities were $337,104.  As of December 31, 2015, our total assets were $9,902 and our total liabilities were $564,162.  As of December 31, 2014, our total assets were $1,976 and our total liabilities were $322,206.

Financing – We expect that our current working capital position, together with our expected future cash flows from operations will be insufficient to fund our operations in the ordinary course of business, anticipated capital expenditures, debt payment requirements and other contractual obligations for at least the next twelve months.  However, this belief is based upon many assumptions and is subject to numerous risks (see “Risk Factors”), and there can be no assurance that we will not require additional funding in the future.

We have no present agreements or commitments with respect to any material acquisitions of other businesses, products, product rights or technologies or any other material capital expenditures.  However, we will continue to evaluate acquisitions of and/or investments in products, technologies, capital equipment or improvements or companies that complement our business and may make such acquisitions and/or investments in the future.  Accordingly, we may need to obtain additional sources of capital in the future to finance any such acquisitions and/or investments.  We may not be able to obtain such financing on commercially reasonable terms, if at all.  Even if we are able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing, or cause substantial dilution for our stockholders, in the case of equity financing.

Business Combination

On September 30, 2014, the Company entered into and completed a share exchange agreement with Danail Terziev, an individual residing in the Province of Ontario (“Owner”), who is the 100% holder of the issued and outstanding shares of Geegle Media Ltd. (“Geegle”), an Ontario corporation (‘GML”). Under such agreement, the Owner will deliver all of the outstanding capital stock of GML to the Company in exchange for a total of 70,000,000 shares of the Company’s common stock and $150,000 cash payment, payable within 90 days of the Company becoming current in its filings on OTC Markets.

On August 15, 2016, the Company and Danail Terziev, its CEO and a member of the board of directors, entered into an amendment to the September 30, 2014 share exchange agreement where under the Company acquired Geegle Media Ltd. (“Geegle”).  The Company and Mr. Terziev have agreed to waive the $150,000 cash payment required under the terms of the original agreement due to the fact that the Geegle Media revenue base has not yet grown sufficiently to meet such payments without undue strain on the Company.

Concurrent with the aforementioned share exchange agreement, Mr. Danail Terziev, was appointed to the Company’s board of directors and became the Chief Executive Officer of Agora. Mr. Terziev also became the controlling shareholder of the Company concurrent with the completion of the transaction.

As a result of the aforementioned transaction, Geegle became a wholly owned subsidiary of the Company.

Pursuant to the terms and conditions of the acquisition agreement, we acquired 100% of the issued capital stock (100 common shares) of GML in exchange for 70,000,000 shares of common stock of the Company and incurred an obligation to pay $150,000 payable within 90 days of becoming current with its filings on OTC Markets.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed relative to the Parent company operations, at the business combination transaction date:

Total identifiable assets	$-

Accounts payable and accrued liabilities	$4,569
Convertible notes	105,676
Commitment and contingency associated with share exchange agreement	150,000
Total identifiable liabilities	$260,245

Net identifiable assets	$(260,245)

Fiscal year end

Our fiscal year end is December 31.

Going Concern

We incurred a net loss of $63,829 for the three month period ended June 30, 2016, a net loss of $412,810 for the twelve month period ended December 31, 2015 and a net loss of $97,729 for the twelve month period ended December 31, 2014.  Because we are yet to attain profitable operations, in their report on our financial statements for the year ended December 31, 2015, our independent auditors included an explanatory paragraph regarding their substantial doubt about our ability to continue as a going concern.

While we are attempting to increase our revenues, our cash position may not be significant enough to support our daily operations.  We may need to raise additional funds by way of a public or private offering.  We believe that the actions presently being taken to increase our revenues provide the opportunity for us to continue as a going concern.  While we believe in the viability of our strategy to generate revenues and in its ability to raise additional funds, there can be no assurances to that effect.  Our ability to continue as a going concern is dependent upon our ability to further implement our business plan and generate revenues.

The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Critical Accounting Policies

The Commission has defined a company’s critical accounting policies as the ones that are most important to the portrayal of our financial condition and results of operations and which require us to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, we have identified the critical accounting policies and judgments addressed below. We also have other key accounting policies that are significant to understanding our results.

The following are deemed to be the most significant accounting policies affecting us.

Principal of Consolidation

These consolidated financial statements include the accounts of Agora Holdings Inc. and its wholly-owned subsidiary, Geegle Media Ltd.  All intercompany balances and transactions have been eliminated in consolidation.

Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition, and revenues and expenses for the years then ended.  Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to, the assumptions used to calculate stock-based compensation, derivative liabilities, debt discounts and common stock issued for assets, services or in settlement of obligations.

Cash and Cash Equivalents

For purposes of reporting within the statements of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization on property and equipment are determined using the straight-line method over the three to five year estimated useful lives of the assets.

Revenue Recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition.  The Company recognizes revenue when it is realized or realizable and earned.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) products are installed and/or the contracted services have been rendered to the customer, (iii) the sales price is fixed or determinable and (iv) collectability is reasonably assured.

All product installations and system configuration services are sold on a payment per order basis. All development services are invoiced when completed. Revenues are recognized at the point of sale, which occurs when the service is completed and/or installation services are complete.

Costs of Goods Sold

Cost of goods sold include all direct costs of handling and purchasing installed items, direct labor relative to services provided for installation and/or monitoring, and costs incurred in software development and implementation.

 Foreign Currencies

Functional and presentation currency - Items included in the consolidated financial statements of each of the Company and its subsidiaries are measured using the currency of the primary economic environment in which the entity operates (the ‘functional currency’). The consolidated financial statements are presented in US Dollars, which is the Company’s presentation currency.

Transactions and balances - Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at quarter end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the statement of operations.

Subsidiaries - The results and financial position of all subsidiaries that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

i) assets and liabilities are translated at the closing rate at the date of the balance sheet;
ii) income and expenses are translated at average exchange rates;
iii) all resulting exchange differences are recognized as other comprehensive income, a separate component of equity.

 Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, receivables, payables, and due to related party. The carrying amount of cash, receivables and payables approximates fair value because of the short-term nature of these items. The carrying amount of the notes payable approximates fair value as the individual borrowings bear interest at market interest rates.

Income Taxes

The Company accounts for income taxes in accordance with Accounting Standards Codification (“ASC”) Topic 740, Income Taxes, which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

Loss per Common Share

In accordance with ASC Topic 280 – “Earnings Per Share”, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Future Contractual Obligations and Commitment

We incur contractual obligations and financial commitments in the normal course of our operations and financing activities. Contractual obligations include future cash payments required under existing contracts, such as debt and lease agreements. These obligations may result from both general financing activities and from commercial arrangements that are directly supported by related operating activities.

Off-Balance Sheet Arrangements

As of June 30, 2016, we have not entered into any transaction, agreement or other contractual arrangement with an entity unconsolidated under which it has:

•	a retained or contingent interest in assets transferred to the unconsolidated entity or similar arrangement that serves as credit;
•	liquidity or market risk support to such entity for such assets;
•	an obligation, including a contingent obligation, under a contract that would be accounted for as a derivative instrument; or
•
an obligation, including a contingent obligation, arising out of a variable interest in an unconsolidated entity that is held by, and material to us, where such entity provides financing, liquidity, market risk or credit risk support to or engages in leasing, hedging, or research and development services with us.

Inflation

We do not believe that inflation has had a material effect on our results of operations.

ITEM 3.  DESCRIPTION OF PROPERTY

The Company currently operates out of its office located at 170 Rimrock Road, Unit #2, North York, Ontario, Canada M3J 3A6, which is provided rent free by our officers and directors.  There is no lease or rent agreement between our officers and directors, and the Company.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by the Company directors, officers and key employees, individually and as a group, and the present owners of 5% or more of its total outstanding shares. The stockholders listed below have direct ownership of their shares and possess sole voting and dispositive power with respect to the shares.

Common Stock

Name of	No. of Shares Beneficially	Number of Securities Underlying Options That Are	Percentage
Beneficial Owner	Owned	Unexercised	of Ownership(1)(2)

Danail Terziev, CEO and Director(3)	70,000,000	0	57.8%

Ilya Kaplan, Secretary, Treasurer and Director(4)	0	0	0%

Ruben Yakubov, President and Director(5)	20,020	0	0.0001%

All Officers and
Directors as a Group (3 persons)	70,020,020	0	57.8%

Alena Ivanova(3)	10,000,000	0	8.3%

(1)
All ownership is beneficial and of record, unless indicated otherwise based on 121,186,694 shares outstanding as of the date of this registration statement.  The address for all officers and directors is 170 Rimrock Road, Unit #2, North York, Ontario, Canada M3J 3A6.

(2)	The Beneficial owner has sole voting and investment power with respect to the shares shown

(3)	Alena Ivanova has an address located in Richmond Hill, Ontario, Canada.

Preferred Stock

There are currently 100,000,000 shares of preferred stock authorized, par value $0.10 per share.  No shares of preferred stock have been designated as a class, and no shares of preferred stock have been issued.

ITEM 5.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and officers

Our executive officers and directors of the Company are follows:

Name	Date of Appointment	Positions
Ruben Yakubov	September 30, 2014	Director and President
Danail Terziev	September 30, 2014	Director and CEO
Ilya Kaplan	September 30, 2014	Director, Secretary and Treasurer

The following are brief biographies of the officers and directors:

Ruben Yakubov, Ruben Yakubov, age 41, was appointed to the Company’s board of directors and as President on September 30, 2014. He was formerly the Company’s Secretary/Treasurer from June 13, 2014 to September 30, 2014, and the Company’s President from June 13, 2014 to July 29, 2014. Mr. Yakubov graduated in 1994 as an economist from Kazakhski Chimiko-Technologitcheski Institute in Chimkent, Kazakhstan. Mr. Yakubov has been working as an economist and financial advisor in various business and financial sectors for almost 19 years. Mr. Yakubov served as a director at Kazstroyservice (“KSS”) for 15 years, from 1996 to 2011. KSS is Kazakhstan based company, which specializes in project delivery services for both construction and infrastructure projects including oil pipelines, oil refinery plants and on-shore/off-shore infrastructure for the oil and gas industry.  Mr. Yakubov does not have any additional work history during the previous five years.

Danail Terziev, Danail Terziev is the founder and Chairman of Geegle Media Ltd., our wholly owned subsidiary and on September 30, 2014 was appointed director and Chief Executive Officer of the Company. Mr. Terziev is also the sole shareholder and Chairman of the Board of Directors for GeegNet Communications Ltd., a company that provides contract services for Bell and Rogers in Canada, installing fiber optic cables from street to point of use both commercially and residentially. GeegNet also offers a phone service for which Geegle Media Ltd is contracted to provide the customer billing. After graduating from the Technical University of Varna, Bulgaria, with a Masters of Telecommunications, Mr. Terziev spent almost five years in the telecommunications industry in Bulgaria, then was employed by Comcast U.S. cable and affiliates, a cellular company, out of Chicago, U.S.A. He also spent several years with Rogers Cable Inc. affiliate companies providing telecommunication services in Canada. His U.S. experience covered sales, marketing, new product development and strategic planning. In the most recent five years Mr. Terziev has provided telecommunications consulting services to Intek Communications (2010 to 2014) and Metafor IT Solutions (2007 to 2010). Much of Mr. Terziev’s focus during his 18 years career in the telecommunications industry focused on innovation. For the period from November 2003 to December 2007 he participated in deployment of Comcast’s Digital Voice program where Comcast transitioned from traditional land service to VoIP style delivery. From January 2007 to September 2009 Mr. Terziev took a leading role in an affiliate company to Rogers Cable Inc., and participated in introduction of Rogers to commercial service and installations. During his time with Rogers Cable, the company reported over $3.8 billion in revenue, over $1.3 billion in EBITDA and had over 14,000 employees. August 2010 to present, Mr. Terziev has operated and managed Geegle Media Inc. He is responsible for directing and coordinating strategic planning and budgeting and corporate growth initiatives, as well as day to day corporate functions. Presently, Mr. Terziev splits his time between GeegNet Communications, Geegle Media Ltd and Agora Holdings.  The Company will evaluate its needs as it begins to grow, and any need for an increase in time spent on Company activities by Mr. Terziev will be addressed at such time.  Mr. Terziev has no additional work history during the previous five years.

Ilya Kaplan, Mr. Kaplan was appointed on September 30, 2014. Mr. Kaplan is a Composer/Sound Designer, recording artist and performer. His most recent sound design credits include a VST Sound library titled “Score FX” and “Score FX 2”, both scoring 5/5 in Sound on Sound magazine and 9/10 in keyboard magazine created for a world-renowned sample CD distributor, Ueberschall. Mr. Kaplan’s debut in film scoring came in 2004 with a show for the CBC called, “The Greatest Canadian” to which he contributed various tracks and sound ideas. He has since worked on a great variety of films/TV show animations and has written music for game shows, motion pictures and other media.  Mr. Kaplan does not have any additional work history during the previous five years.

Family Relationships

None.

Involvement in Certain Legal Proceedings

During the past ten years, none of our officers, directors, promoters or control persons have been involved in any legal proceedings as described in Item 401(f) of Regulation S-K.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, will require our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of the our common stock and other equity securities, on Form 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish our company with copies of all Section 16(a) reports they file.

Board Committee

The Company does not have a formal Audit Committee, Nominating Committee and Compensation Committee.   As the Company’s business expands, the directors will evaluate the necessity of an Audit Committee.

Code of Ethics

The Company has not adopted a code of ethics to apply to its principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions.

ITEM 6.  EXECUTIVE COMPENSATION

The following table sets forth for the two years ended December 31, 2015 and 2014, and the interim period through June 30, 2016, the compensation awarded to, paid to, or earned by, the Company’s Chief Executive Officer, President, Secretary and Treasurer.  Certain columns were excluded as the information was not applicable.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers and directors during 2014, 2015 and 2016.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards	Non-Equity Incentive Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)

Ruben Yakubov,	2014		$18,000	-	-	-	-	-	-		$18,000
President	2015		$72,000	-	-	-	-	-	-		$72,000
	2016		$36,000	-	-	-	-	-	-		$36,000

Ilya Kaplan	2014		$0	-	-	-	-	-	-		$0
Secretary, Treasurer	2015		$0	-	-	-	-	-	-		$0
	2016		$0	-	-	-	-	-	-		$0

Danail Terziev, CEO	2014 2015 2016	$ $ $	0 0 0	- - -	- - -	- - -	- - -	- - -	- - -	$ $ $	0 0 0
___________

Outstanding Equity Awards at Fiscal Year End

None.

Summary Compensation Table

None of our directors were compensated for services rendered as directors of the Company.

Option Grants. No option grants have been exercised by the executive officers or directors.

Aggregated Option Exercises and Fiscal Year-End Option Value. There have been no stock options exercised by the executive officers or directors.

Long-Term Incentive Plan (“LTIP”) Awards. There have been no awards made to a named executive officers or directors.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, our director in such capacity.

 Other than disclosed above, no other board members received compensation in any form for their services as board members.

 Corporate Governance

The Company does not have a compensation committee and it does not have an audit committee financial expert. It does not have a compensation committee because its Board of Directors consists of only two directors and there is no compensation at this time. There is no independent audit committee financial expert because it is believed the cost related to retaining a financial expert at this time is prohibitive in the circumstances of the Company. Further, because there are only development stage operations occurring at the present time, it is believed the services of a financial expert are not warranted.

Employment Agreements

None.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Director independence and related transactions:

On January 19, 2016 a shareholder of the Company and a company controlled by this shareholder agreed to convert a total of $344,997 in convertible loans payable as well as accrued interest up to the conversion date in exchange for 1,149,991 shares of the Company’s common stock.

During the six months ended June 30, 2016 and 2015 the Company paid $36,000 in management fees to Mr. Ruben Yakubov, the Company’s President and a member of the Board of Directors.

During the six months ended June 30, 2016, the Company received advances in the amount of $1,734, from a company controlled by our CEO. The Company didn’t make any cash payments, leaving $24,328 in the balance sheets as advances from related party.

During the three months ended March 31, 2016 the Company entered into a convertible loan agreement for total gross proceeds of $46,029 with one of the Company’s major shareholders. The loan bears interest at a rate of 8% per annum and is convertible at any time at the option of the lender into shares of common stock of the Company at a conversion price of $0.30 per share.

During the three months ended June 30, 2016 the Company entered into a convertible loan agreement for total gross proceeds of $69,140 with one of the Company’s major shareholders. The loan bears interest at a rate of 8% per annum and are convertible at any time at the option of the lender into shares of common stock of the Company at a conversion price of $0.30 per share.  On the transaction date, the Company did not recognize the intrinsic value of the embedded beneficial conversion feature since the fair market value on the date of the note, $0.13, was lower than the conversion price.

During the year ended December 31, 2015 the Company paid $72,000 (2014 – $18,000) in management fees to Mr. Ruben Yakubov, the Company’s President and a member of the Board of Directors.

On August 15, 2014 and September 30, 2014, respectively, the Company entered into convertible loan agreements with corporations controlled by a shareholder of the Company (the “Notes”), each with a one-year term. The Company received $77,453 and $28,224, respectively, which amounts bear interest at 8% per annum. Any portion of Notes and unpaid interest are convertible at any time at the option of the lender into shares of common stock of the Company at a conversion price of $0.002 per share.

During the year ended December 31, 2014, the Company entered into a one-year term convertible loan agreement with a corporation controlled by a shareholder of the Company (the “Note”). The Company received $41,837, which bears interest at 8% per annum. Any portion of the loan and unpaid interest are convertible at any time at the option of the lender into shares of common stock of the Company at a conversion price of $0.002 per share. During the year ended December 31, 2015 the Company entered into various convertible loan agreements for total gross proceeds of $38,635 with corporations controlled by a shareholder of the Company.  The loans bear interest at a rate of 8% per annum and are convertible at any time at the option of the lender into shares of common stock of the Company at a conversion price of $0.002 per share.

During the year ended December 31, 2015 the Company entered into various convertible loan agreements for total gross proceeds of $138,119 with one of the Company’s major shareholders. The loans bear interest at a rate of 8% per annum and are convertible at any time at the option of the lender into shares of common stock of the Company at a conversion price of $0.002 per share.

During the year ended December 31, 2015, the Company received advances in the amount of $19,747, from a company controlled by our CEO. The Company didn’t make any cash payments, leaving $22,594 in the balance sheets as advances from related party.

ITEM 8.   LEGAL PROCEEDINGS

None

ITEM 9.  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Quotations for the common stock of the Company are included in the under the symbol “AGHI.” The following table sets forth for the respective periods indicated the prices of the common stock as quoted on the OTC Markets. Such prices are based on inter-dealer bid and ask prices, without markup, markdown, commissions, or adjustments and may not represent actual transactions.

Quarter Ended:	High ($)	Low ($)
June 30, 2014	$30	$30
September 30, 2014	$3	$3
December 31, 2014	$3	$3
March 31, 2015	$3	$3
June 30, 2015	$3	$3
September 30, 2015	$0.39	$0.2418
December 31, 2015	$0.165	$0.12
March 31, 2016	$0.28	$0.212
June 30, 2016	$0.134	$0.1101

 As of the date of this registration statement, there are approximately 1,217 holders of record of our common stock.

Since inception, no dividends have been paid on the common stock.  The Company intends to retain any earnings for use in its business activities, so it is not expected that any dividends on the common stock will be declared and paid in the foreseeable future.

Equity Compensation Plan Information

As of the date of this registration statement, the Company has no equity compensation plans.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

Common Stock

The Company’s authorized common stock consists of 500,000,000 common shares with par value of $0.001 and 100,000,000 shares of preferred stock with par value of $0.10 per share.

As part of the recapitalization and reverse merger transaction described above in Note 4 the Company issued 70,000,000 shares to Danail Terziev, in order to acquire GML. In addition, as of the transaction date, there were 36,702 common shares and 50,000 preferred shares issued and outstanding which shares are reflected on the Statement of Stockholder’s Equity (Deficit) as part of the recapitalization.

On October 30, 2014, 50,000 preferred shares were converted to 50,000,000 shares of common stock.

On January 19, 2016, the Company agreed to issue 1,149,991 shares of common stock to a shareholder of the Company and a company controlled by a shareholder of the Company in order to retire certain convertible notes payable and accrued interest thereon.  (Ref Note 4 – Convertible notes).

As of June 30, 2016 and December 31, 2015, the Company has 121,186,693 and 120,036,702 shares of common stock and no shares of preferred stock issued and outstanding.

 Preferred Stock

None.

ITEM 11.  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Common Stock

The Company’s authorized capital stock consists of 500,000,000 shares of common stock, par value $0.001 per share. The holders of Company common stock (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by its Board of Directors; (ii) are entitled to share in all of its assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of its affairs; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.  As of the date of this registration, there are 121,186,694 shares of our Common Stock issued and outstanding.

Voting Rights of Common Stock

Directors of the Company are elected at the annual meeting of stockholders by a plurality of the votes cast at the election.  Holders of shares of the Company’s common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of its directors. Stockholders have no pre-emptive rights.

Cash Dividends

As of the date of this prospectus, the company has not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of the Board of Directors and will depend upon the earnings of the Company, if any, its capital requirements and financial position, the general economic conditions, and other pertinent conditions.  It is the Company’s present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in its business operations.

The payment of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business.

 Preferred Stock

The Company has 100,000,000 authorized shares of $0.10 par value Preferred Stock. The Preferred Stock has not been designated into classes, and no shares of preferred stock are outstanding.

The Board may issue additional shares of Preferred Stock in one or more series and fix the rights, preferences and privileges thereof, including voting rights, terms of redemption, redemption prices, liquidation preferences, number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.  Although the Company presently has no intention to do so without stockholder approval, the Board may issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of the holders of Common Stock.  Currently, our officers and directors have sufficient voting power to undertake any actions requiring shareholder approval unilaterally, without seeking shareholder approval from any of the Company’s shareholders.  Any such provision may be deemed to have a potential anti-takeover effect, and the issuance of Preferred Stock in accordance with such provision may delay or prevent a change of control of the Company.  All outstanding shares of Preferred Stock are fully paid and non-assessable.

Transfer Agent

ClearTrust, LLC, located at 16540 Pointe Village Drive, Suite 206, Lutz, FL 33558, telephone: (813)-235-4490, has been appointed as the Company’s transfer agent.

Additional Information

This registration statement and all other filings of Agora Holdings, Inc. when made with the Securities and Exchange Commission may be viewed and downloaded at the Securities and Exchange Commission's website at www.sec.gov. Agora Holdings, Inc. will be subject to the reporting requirements of the Securities Act of 1934 automatically 60 days after filing of this registration statement.

 ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the By-Laws of the company, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore unenforceable.

Pursuant to the Utah Revised Business Corporation Act a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as an officer or director unless it is proven that: (a) the director’s or officer’s act or failure to act was in connection with a proceeding by or in the right of the corporation in which the director was adjudged to be liable to the corporation, and (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the bases that he derived an improper personal benefit.

Pursuant to the Utah Revised Business Corporation Act, Part 9, a corporation may indemnify any person made a party to a proceeding, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person: (a) who’s conduct was in good faith, and (b) reasonably believed that his conduct was in, or not opposed to, the corporation’s best interests, and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against reasonable expenses incurred by him or her in connection with the defense.

The Articles of Incorporation does not eliminate or limit the liability of an officer or director for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or other control person in connection with the securities of the Company, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it, is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The Company is a smaller reporting company in accordance with Regulation S-X.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There are no disagreements with the findings of the Company’s present accountants.

ITEM 15.   FINANCIAL STATEMENTS AND EXHIBITS.

Set forth below are the audited financial statements for the years ended December 31, 2015 and December 31, 2014, as well as the unaudited financial statements for the period ended June 30, 2016.  The financial statements are attached to this report and are filed as a part thereof.

AGORA HOLDINGS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED
JUNE 30, 2016 AND 2015
(Unaudited)

Table of Contents

Page
Unaudited Consolidated Balance Sheets as of June 30, 2016 and December 31, 2015	F-1
Unaudited Consolidated Statements of Operations for the six months ended June 30, 2016 and 2015	F-2
Unaudited Consolidated Statements of Cash Flows for the six months ended June 30, 2016 and 2015	F-3
Notes to the Unaudited Consolidated Financial Statements	F-4 to F-9

[This space intentionally left blank]

AGORA HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Current
Cash	$480	$-
Accounts receivable	19,440	9,902
Total Current Assets	19,920	9,902

Total Assets	$19,920	$9,902

LIABILITIES
Current
Accounts payable and accrued liabilities	$41,947	$63,124
Other payables	5,660	4,177
Due to related party	24,328	22,594
Convertible notes - related party	115,169	324,267
Total Current Liabilities	187,104	417,767

Commitment and contingency	150,000	150,000

Total Liabilities	337,104	564,162

STOCKHOLDERS’ DEFICIT
Preferred Stock, $0.10 par value;
authorized: 100,000,000, no shares issued and outstanding as of December 31, 2015 and 2014	-	-
Common Stock, $0.001par value;
authorized: 500,000,000 shares, 121,186,693 and 120,036,702 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	121,187	120,037
Additional Paid-in Capital	182,253	(161,595)
Accumulated other comprehensive income (loss)	1,617	2,843
Accumulated income (deficit)	(622,241)	(515,545)
Total Stockholders’ Deficit	(317,184)	(554,260)
Total Liabilities and Stockholders’ Deficit	$19,920	$9,902

The accompanying notes are an integral part of these unaudited consolidated financial statements

AGORA HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
AND OTHER COMPREHENSIVE INCOME
(Unaudited)

	Three Months ended		Six Months ended
	June 30,		June 30,
	2016	2015	2016	2015

Gross Revenue	$5,069	$12,354	$11,090	$18,014
Costs of Goods Sold	-	11,364	2,266	13,446
Gross profit	5,069	990	8,824	4,568

Operating Expenses
Management fees	18,000	18,000	36,000	36,000
Professional fees	23,860	22,268	27,110	22,345
Consulting fees	19,800	19,800	39,600	39,600
General and administrative expenses	6,317	11,208	10,302	22,832
Total operating expenses	67,977	71,276	113,012	120,777

Income (loss) from operations	(62,908)	(70,286)	(104,188)	(116,209)

Interest expenses	(921)	(51,175)	(2,508)	(92,490)

Net (loss)	$(63,829)	$(121,461)	$(106,696)	$(208,699)

Net loss per share – basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average shares outstanding – basic and diluted	121,186,693	120,036,702	121,066,639	120,036,702

Comprehensive Income (Loss):
Net income (loss)	$(63,829)	$(121,461)	$(106.696)	$(208,699)
Effect of foreign currency translation	751	(221)	(1,226)	12
Comprehensive Loss	$(63,078)	$(121,682)	$(107,922)	$(208,687)

The accompanying notes are an integral part of these unaudited consolidated financial statements

AGORA HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months ended
	June 30,
	2016	2015
Cash flows from Operating Activities
Net income (loss)	$(106,696)	$(208,699)
Adjustments to reconcile net loss to net cash used in operations:
Amortization of debt discount	-	85,270
Changes in operating assets and liabilities:
Accounts receivable	(8,879)	(5,405)
Accounts payable	(1,283)	29,690
Due to related party	2,109	15,242
Net cash used in operating activities	(114,749)	(83,902)

Cash flows from Investing Activities
Net cash provided by investing activities	-	-

Cash flows from Financing Activities
Proceeds from convertible notes	115,169	85,270
Net cash provided by financing activities	115,169	85,270

Effects of exchange rates on cash	60	(1)

Increase (decrease) in cash during the period	480	1,367
Cash, beginning of period	-	1,976
Cash, end of period	$480	$3,356

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$-	$-
Income taxes	$-	$-

Supplemental disclosure of non-cash flow in financing activities:
Debt principal converted to shares	$324,267	$-
Accrued interest converted to shares	$18,406	$-

The accompanying notes are an integral part of these unaudited consolidated financial statements

AGORA HOLDINGS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1 – Description of business and basis of presentation

Organization and nature of business

Agora Holdings Inc. (the “Company” or “Agora”) is a Utah corporation incorporated on February 1, 1983 as Pleistocene, Inc. On May 1, 1998 we changed our name to Agora Holdings, Inc. The Company is presently pursuing various business opportunities is in the business of software development, specializing in web, media and lpTV applications as well as operating support billing software for VOIP telephony, through its wholly owned subsidiary, Geegle Media Inc.  Presently our primary operational office is located in Canada, with software development work outsourced to Bulgaria.

On May 19, 2014 the Company filed amended articles with the State of Utah in order to effect a reverse split on the basis of 1,000 to 1, to increase the Company’s authorized common shares to 500,000,000 and to increase the Company’s authorized preferred shares to 100,000,000 which became effective on July 22, 2014. The effect of this reverse split has been retroactively applied to the common stock balances as at December 31, 2013 and reflected in all common stock activity presented in these financial statements.

On May 29, 2014, the Company entered into a share exchange agreement (the “Share Exchange Agreement”) with Sandra Gale Morgan, owner of all of the issued and outstanding membership interests of 677770BC LTD, a British Columbia corporation doing business as Sunbeam Central (“SBC”) where the Company will acquire all of the issued and outstanding shares of capital stock of SBC with the purpose of owning and operating SBC as the Company’s wholly-owned subsidiary  and will deliver a total of 250,000,000 shares of the Company’s common stock and 50,000,000 shares of the Company’s preferred stock.  The Company was unable to close the transaction and on September 20, 2014 the Company, Sandra Gale Morgan and SBC entered into a termination agreement where under all issued preferred shares and common shares of Agora held in escrow pending closing of the transaction were canceled and returned to treasury and all membership interests of SBC were returned from escrow to Sandra Gale Morgan.

On September 30, 2014, the Company entered into and completed a share exchange agreement with Danail Terziev, an individual residing in the Province of Ontario (“Owner”), who is the 100% holder of the issued and outstanding shares of Geegle Media Ltd. (“Geegle”), an Ontario corporation (‘GML”).  Under such agreement, the Owner will deliver all of the outstanding capital stock of GML to the Company in exchange for a total of 70,000,000 shares of the Company’s common stock and $150,000 cash payment, payable within 90 days of the Company becoming current in its filings on OTC Markets. The Owner and the Company are in negotiation to extend the date for the cash payment by a further 180 days.

Concurrent with the aforementioned share exchange agreement, Mr. Danail Terziev, was appointed to the Company’s board of directors and became the Chief Executive Officer of Agora.   Mr. Terziev also became the controlling shareholder of the Company concurrent with the completion of the transaction.

As a result of the aforementioned transaction, Geegle became a wholly owned subsidiary of the Company.

The business combination was accounted for as a reverse acquisition and recapitalization using accounting principles applicable to reverse acquisitions whereby the financial statements subsequent to the date of the transaction are presented as a continuation of GML.  Under reverse acquisition accounting GML (subsidiary) is treated as the accounting parent (acquirer) and the Company (parent) is treated as the accounting subsidiary (acquiree). All outstanding shares have been restated to reflect the effect of the business combination.

Geegle Media Ltd. is in the business of software development, specializing in web, media and lpTV applications as well as operating support billing software for VOIP telephony. The Company is seeking other business opportunities that complement its existing business focus.

AGORA HOLDINGS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1 – Description of business and basis of presentation (continued)

Financial Statements Presented

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.  In the opinion of management, all adjustments considered necessary for a fair presentation have been included.  All such adjustments are of a normal recurring nature.  Operating results for the six months ended June 30, 2016, are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2016.  For further information, refer to the financial statements and footnotes thereto included in the Company’s Annual Report for the fiscal year ended December 31, 2015.

Certain reclassifications have been made to the prior period’s financial statements to conform to the current period’s presentation.

Note 2 – Going Concern

For the six months ended June 30, 2016, the Company reported net losses of $106,696. In addition, the Company had a working capital deficit as of June 30, 2016. The Company believes that its existing capital resources may not be adequate to enable it to execute its business plan. These conditions raise substantial doubt as to the Company’s ability to continue as a going concern. The Company estimates that it will require additional cash resources during 2016 based on its current operating plan and condition. The Company expects cash flows from operating activities to improve, primarily as a result of an increase in revenue and a decrease in certain operating expenses, although there can be no assurance thereof. The accompanying consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern. If we fail to generate positive cash flow or obtain additional financing, when required, we may have to modify, delay, or abandon some or all of our business and expansion plans.

Note 3 - Summary of Significant Accounting Policies

Principal of Consolidation

These consolidated financial statements include the accounts of Agora Holdings Inc. and its wholly-owned subsidiary, Geegle Media Ltd.  All intercompany balances and transactions have been eliminated in consolidation.

Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition, and revenues and expenses for the years then ended.  Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to, the assumptions used to calculate stock-based compensation, derivative liabilities, debt discounts and common stock issued for assets, services or in settlement of obligations.

AGORA HOLDINGS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 3 - Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

For purposes of reporting within the statements of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization on property and equipment are determined using the straight-line method over the three to five year estimated useful lives of the assets.

Revenue Recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition.  The Company recognizes revenue when it is realized or realizable and earned.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) products are installed and/or the contracted services have been rendered to the customer, (iii) the sales price is fixed or determinable and (iv) collectability is reasonably assured.

All product installations and system configuration services are sold on a payment per order basis. All development services are invoiced when completed. Revenues are recognized at the point of sale, which occurs when the service is completed and/or installation services are complete.

Costs of Goods Sold

Cost of goods sold include all direct costs of handling and purchasing installed items, direct labor relative to services provided for installation and/or monitoring, and costs incurred in software development and implementation.  There are no costs of goods sold on a recurring basis with respect to monthly charges for ongoing subscription fees once installation of equipment is completed.

 Foreign Currencies

Functional and presentation currency - Items included in the consolidated financial statements of each of the Company and its subsidiaries are measured using the currency of the primary economic environment in which the entity operates (the ‘functional currency’). The consolidated financial statements are presented in US Dollars, which is the Company’s presentation currency.

Transactions and balances - Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at quarter end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the statement of operations.

Subsidiaries - The results and financial position of all subsidiaries that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

i) assets and liabilities are translated at the closing rate at the date of the balance sheet;
ii) income and expenses are translated at average exchange rates;
iii) all resulting exchange differences are recognized as other comprehensive income, a separate component of equity.

AGORA HOLDINGS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 3 - Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, receivables, payables, and due to related party. The carrying amount of cash, receivables and payables approximates fair value because of the short-term nature of these items. The carrying amount of the notes payable approximates fair value as the individual borrowings bear interest at market interest rates.

Income Taxes

The Company accounts for income taxes in accordance with Accounting Standards Codification (“ASC”) Topic 740, Income Taxes, which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

Loss per Common Share

In accordance with ASC Topic 280 – “Earnings Per Share”, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

AGORA HOLDINGS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 4 - Convertible Notes

The following table summarizes information in respect to the convertible notes:

	Principal Amount ($)	Debt Discount ($)	Carrying Value ($)	Accrued interest payable ($)
December 31, 2014	147,513	-	147,513	2,324
Additions	176,754	(176,754)	-	-
Amortization of debt discount	-	176,754	176,754	-
Interest expenses	-	-	-	18,406
December 31, 2015	324,267	-	324,267	20,730
Additions	115,169	-	115,169	-
Interest expenses	-	-	-	2,508
Issuance of shares to settle debt	(324,267)	-	-	(18,406)
June 30, 2016	115,169	-	115,169	2,508

During the year ended December 31, 2015 the Company entered into various convertible loan agreements for total gross proceeds of $38,635 with corporations controlled by a shareholder of the Company.  The loans bear interest at a rate of 8% per annum and are convertible at any time at the option of the lender into shares of common stock of the Company at a conversion price of $0.002 per share. ($147,513 – December 31, 2014).  On the transaction date, the Company recognized the intrinsic value of the embedded beneficial conversion feature of $38,635 as additional paid-in capital and the debt discount in full was recorded as interest expense.

During the year ended December 31, 2015 the Company entered into various convertible loan agreements for total gross proceeds of $138,119 with one of the Company’s major shareholders. The loans bear interest at a rate of 8% per annum and are convertible at any time at the option of the lender into shares of common stock of the Company at a conversion price of $0.002 per share.  On the transaction dates, the Company recognized the intrinsic value of the embedded beneficial conversion feature of $138,119 as additional paid-in capital and the debt discount in full was recorded as interest expense.

The Company renegotiated the terms of the aforementioned convertible notes to reprice the conversion terms to $0.30 from $0.002 per share. Concurrently the Company entered into various debt conversion agreements with a major shareholder and a corporation controlled by this major shareholder to settle a total of $344,997 in convertible loans payable as well as accrued interest up to the conversion date in exchange for 1,149,991 shares of the Company’s common stock effective January 19, 2016.

During the three months ended March 31, 2016 the Company entered into a convertible loan agreement for total gross proceeds of $46,029 with one of the Company’s major shareholders. The loan bears interest at a rate of 8% per annum and are convertible at any time at the option of the lender into shares of common stock of the Company at a conversion price of $0.30 per share.  On the transaction date, the Company did not recognize the intrinsic value of the embedded beneficial conversion feature since the fair market value on the date of the note, $0.23, was lower than the conversion price.

During the three months ended June 30, 2016 the Company entered into a convertible loan agreement for total gross proceeds of $69,140 with one of the Company’s major shareholders. The loan bears interest at a rate of 8% per annum and are convertible at any time at the option of the lender into shares of common stock of the Company at a conversion price of $0.30 per share.  On the transaction date, the Company did not recognize the intrinsic value of the embedded beneficial conversion feature since the fair market value on the date of the note, $0.13, was lower than the conversion price.

AGORA HOLDINGS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 5- Equity

The Company’s authorized common stock consists of 500,000,000 common shares with par value of $0.001 and 100,000,000 shares of preferred stock with par value of $0.10 per share.

On January 19, 2016, the Company agreed to issue 1,149,991 shares of common stock to a shareholder of the Company and a company controlled by a shareholder of the Company in order to retire certain convertible notes payable and accrued interest thereon.  (Ref Note 4 – Convertible notes).

As of June 30, 2016 and December 31, 2015, the Company has 121,186,693 and 120,036,702 shares of common stock and nil shares of preferred stock issued and outstanding.

Note 6 - Related Party Transactions

On January 19, 2016 a shareholder of the Company and a company controlled by this shareholder agreed to convert a total of $344,997 in convertible loans payable as well as accrued interest up to the conversion date in exchange for 1,149,991 shares of the Company’s common stock.

During the six months ended June 30, 2016 and 2015 the Company paid $36,000 in management fees to Mr. Ruben Yakubov, the Company’s President and a member of the Board of Directors.

During the six months ended June 30, 2016, the Company received advances in the amount of $1,734, from a company controlled by our CEO. The Company didn’t make any cash payments, leaving $24,328 in the balance sheets as advances from related party.

During the three months ended March 31, 2016 the Company entered into a convertible loan agreement for total gross proceeds of $46,029 with one of the Company’s major shareholders. The loan bears interest at a rate of 8% per annum and is convertible at any time at the option of the lender into shares of common stock of the Company at a conversion price of $0.30 per share.

During the three months ended June 30, 2016 the Company entered into a convertible loan agreement for total gross proceeds of $69,140 with one of the Company’s major shareholders. The loan bears interest at a rate of 8% per annum and is convertible at any time at the option of the lender into shares of common stock of the Company at a conversion price of $0.30 per share.

Note 7- Subsequent Events

On August 15, 2016 the Company and Danail Terziev, its CEO and a member of the board of directors, entered into an amendment to the September 30, 2014 share exchange agreement where under the Company acquired Geegle Media Ltd. (“Geegle”).  The Company and Mr. Terziev have agreed to waive the $150,000 cash payment required under the terms of the original agreement due to the fact that the Geegle Media revenue base has not yet grown sufficiently to meet such payments without undue strain on the Company.

The Company has evaluated subsequent events from the balance sheet date through the date that the financial statements were issued and determined that there are no additional subsequent events to disclose.

AGORA HOLDINGS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED
DECEMBER 31, 2015 AND 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Agora Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of Agora Holdings, Inc. (“the Company”) as of December 31, 2015 and 2014 and the related statement of operations, stockholders’ equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of Agora Holdings, Inc., as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles in the United States of America.

The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the Company's internal control over financial reporting.  Accordingly, we express no such opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ B F Borgers CPA PC

B F Borgers CPA PC
Lakewood, CO
June 8, 2016

AGORA HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS
	December 31, 2015	December 31, 2014
ASSETS
Current
Cash	$-	$1,976
Accounts receivable	9,902	-
Total Current Assets	9,902	1,976

Total Assets	$9,902	$1,976

LIABILITIES
Current
Accounts payable and accrued liabilities	$63,124	$18,877
Other payables	4,177	2,969
Due to related party	22,594	2,847
Convertible notes - related party	324,267	147,513
Total Current Liabilities	414,162	172,206

Commitment and contingency	150,000	150,000

Total Liabilities	564,162	322,206

STOCKHOLDERS’ DEFICIT
Preferred Stock, $0.10 par value;
authorized: 100,000,000, no shares issued and outstanding as of December 31, 2015 and 2014	-	-
Common Stock, $0.001par value;
authorized: 500,000,000 shares, 120,036,702 shares issued and outstanding as of December 31, 2015 and 2014	120,037	120,037
Additional Paid-in Capital	(161,595)	(338,349)
Accumulated other comprehensive income (loss)	2,843	817
Accumulated income (deficit)	(515,545)	(102,735)
Total Stockholders’ Deficit	(554,260)	(320,230)
Total Liabilities and Stockholders’ Deficit	$9,902	$1,976

The accompanying notes are an integral part of these unaudited consolidated financial statements

AGORA HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
AND OTHER COMPREHENSIVE INCOME

	Year ended
	December 31,
	2015	2014

Gross Revenue	$26,235	$35,355
Costs of Goods Sold	(19,416)	(4,917)
Gross profit	6,819	30,438

Operating Expenses
Management fees	72,000	18,000
Professional fees	33,327	18,589
Consulting fees	79,200	19,800
General and administrative expenses	39,942	28,392
Total operating expenses	224,469	84,781

Income (loss) from operations	(217,650)	(54,343)

Interest expenses	(195,160)	(43,386)

Net (loss)	$(412,810)	$(97,729)

Net loss per share – basic and diluted	$(0.00)	$0.00

Weighted average shares outstanding – basic and diluted	120,036,702	78,365,415

Comprehensive Income (Loss):
Net income (loss)	$(412,810)	$(97,729)
Effect of foreign currency translation	2,026	507
Comprehensive Loss	$(410,784)	$(97,222)

The accompanying notes are an integral part of these unaudited consolidated financial statements

3

AGORA HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

						Accumulated
	Preferred Shares		Common Stock		Additional	Other	Accumulated	Total
	Shares	Par Value	Shares	Par Value	Paid- in Capital	Comprehensive Income (loss)	Deficit	Equity
Balance, December 31, 2013	-	$-	70,000,000	$70,000	$(69,904)	$310	$(5,006)	$(4,600)
Recapitalization/shares issued as part of reverse merger (ref Note 1)	50,000	5,000	36,702	37	(265,282)	-	-	(260,245)
Beneficial conversion feature					41,837			41,837
Preferred shared convert to common stock	(50,000)	(5,000)	50,000,000	50,000	(45,000)	-	-	-
Foreign currency translation adjustments						507		507
Loss for the period							(97,729)	(97,729)
Balance, December 31, 2014	-	-	120,036,702	120,037	(338,349)	817	(102,735)	(320,230)
Beneficial conversion feature					176,754			176,754
Foreign currency translation adjustments						2,026		2,026
Loss for the period							(412,810)	(412,810)
Balance, December 31, 2015	-	$-	120,036,702	$120,037	$(161,595)	$2,843	$(515,545)	$(554,260)

The accompanying notes are an integral part of these consolidated financial statements

AGORA HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year ended
	December 31,
	2015	2014
Cash flows from Operating Activities
Net income (loss)	$(412,810)	$(97,729)
Adjustments to reconcile net loss to net cash used in operations:
Amortization of debt discount	176,754	41,837
Changes in operating assets and liabilities:
Accounts receivable	(9,902)	2,076
Accounts payable	44,640	15,765
Due to related party	20,561	(3,120)
Net cash used in operating activities	(180,757)	(41,171)

Cash flows from Investing Activities
Net cash provided by investing activities	-	-

Cash flows from Financing Activities
Proceeds from convertible notes	176,754	41,837
Net cash provided by financing activities	176,754	41,837

Effects of exchange rates on cash	2,027	506

Increase (decrease) in cash during the period	(1,976)	1,172
Cash, beginning of period	1,976	804
Cash, end of period	$-	$1,976

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$-	$-
Income taxes	$-	$-

Non-Cash Transactions
Recapitalization as part of reverse merger	$-	$14,250

The accompanying notes are an integral part of these unaudited consolidated financial statements

AGORA HOLDINGS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Description of business and basis of presentation

Organization and nature of business

Agora Holdings Inc. (the “Company” or “Agora”) is a Utah corporation incorporated on February 1, 1983 as Pleistocene, Inc. On May 1, 1998 we changed our name to Agora Holdings, Inc. The Company is presently pursuing various business opportunities is in the business of software development, specializing in web, media and lpTV applications as well as operating support billing software for VOIP telephony, through its wholly owned subsidiary, Geegle Media Inc.  Presently our primary operational office is located in Canada, with software development work outsourced to Bulgaria.

On May 19, 2014 the Company filed amended articles with the State of Utah in order to effect a reverse split on the basis of 1,000 to 1, to increase the Company’s authorized common shares to 500,000,000 and to increase the Company’s authorized preferred shares to 100,000,000 which became effective on July 22, 2014. The effect of this reverse split has been retroactively applied to the common stock balances as at December 31, 2013 and reflected in all common stock activity presented in these financial statements.

On May 29, 2014, the Company entered into a share exchange agreement (the “Share Exchange Agreement”) with Sandra Gale Morgan, owner of all of the issued and outstanding membership interests of 677770BC LTD, a British Columbia corporation doing business as Sunbeam Central (“SBC”) where the Company will acquire all of the issued and outstanding shares of capital stock of SBC with the purpose of owning and operating SBC as the Company’s wholly-owned subsidiary  and will deliver a total of 250,000,000 shares of the Company’s common stock and 50,000,000 shares of the Company’s preferred stock.  The Company was unable to close the transaction and on September 20, 2014 the Company, Sandra Gale Morgan and SBC entered into a termination agreement where under all issued preferred shares and common shares of Agora held in escrow pending closing of the transaction were canceled and returned to treasury and all membership interests of SBC were returned from escrow to Sandra Gale Morgan.

On September 30, 2014, the Company entered into and completed a share exchange agreement with Danail Terziev, an individual residing in the Province of Ontario (“Owner”), who is the 100% holder of the issued and outstanding shares of Geegle Media Ltd. (“Geegle”), an Ontario corporation (‘GML”).  Under such agreement, the Owner will deliver all of the outstanding capital stock of GML to the Company in exchange for a total of 70,000,000 shares of the Company’s common stock and $150,000 cash payment, payable within 90 days of the Company becoming current in its filings on OTC Markets. Ref Note 4. As at December 31, 2015, the Owner and the Company have agreed to allow the Company additional time to increase its revenue base and complete a financing prior to making the agreed to cash payment.  The timing of these events is presently unknown.

Concurrent with the aforementioned share exchange agreement, Mr. Danail Terziev, was appointed to the Company’s board of directors and became the Chief Executive Officer of Agora.   Mr. Terziev also became the controlling shareholder of the Company concurrent with the completion of the transaction.

As a result of the aforementioned transaction, Geegle became a wholly owned subsidiary of the Company.

The business combination was accounted for as a reverse acquisition and recapitalization using accounting principles applicable to reverse acquisitions whereby the financial statements are presented as a continuation of GML and Agora’s retained earnings at transaction date is allocated to additional pad in capital.  Under reverse acquisition accounting GML (subsidiary) is treated as the accounting parent (acquirer) and the Company (parent) is treated as the accounting subsidiary (acquiree). All outstanding shares have been restated to reflect the effect of the business combination.  As a result of the aforementioned transactions a total of 50,000 shares of Agora’s Series A preferred stock and 36,702 shares of its common stock issued and outstanding at December 31, 2013 are reflected as part of the recapitalization transactions impacted September 30, 2014 in our Statements of Stockholder’s Equity (Deficit).

AGORA HOLDINGS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Summary of Significant Accounting Policies

Geegle Media Ltd. is in the business of software development, specializing in web, media and lpTV applications as well as installation, setup of various network based computer systems, electronic components, monitoring packages and VOIP telephony.  Revenues are generated by invoicing customers for installed equipment, development services and installation services provided.

Certain reclassifications have been made to the prior period’s financial statements to conform to the current period’s presentation.

Principal of Consolidation

These consolidated financial statements include the accounts of Agora Holdings Inc. and its wholly-owned subsidiary, Geegle Media Ltd.  All intercompany balances and transactions have been eliminated in consolidation.

Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition, and revenues and expenses for the years then ended.  Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to, the assumptions used to calculate stock-based compensation, derivative liabilities, debt discounts and common stock issued for assets, services or in settlement of obligations.

Cash and Cash Equivalents

For purposes of reporting within the statements of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization on property and equipment are determined using the straight-line method over the three to five year estimated useful lives of the assets.

Revenue Recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition.  The Company recognizes revenue when it is realized or realizable and earned.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) products are installed and/or the contracted services have been rendered to the customer, (iii) the sales price is fixed or determinable and (iv) collectability is reasonably assured.

All product installations and system configuration services are sold on a payment per order basis. All development services are invoiced when completed. Revenues are recognized at the point of sale, which occurs when the service is completed and/or installation services are complete.

Costs of Goods Sold
Cost of goods sold include all direct costs of handling and purchasing installed items, direct labor relative to services provided for installation and/or monitoring, and costs incurred in software development and implementation.

AGORA HOLDINGS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Summary of Significant Accounting Policies (continued)

Foreign Currencies

Functional and presentation currency - Items included in the consolidated financial statements of each of the Company and its subsidiaries are measured using the currency of the primary economic environment in which the entity operates (the ‘functional currency’). The consolidated financial statements are presented in US Dollars, which is the Company’s presentation currency.

Transactions and balances - Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at quarter end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the statement of operations.

Subsidiaries - The results and financial position of all subsidiaries that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

i) assets and liabilities are translated at the closing rate at the date of the balance sheet;
ii) income and expenses are translated at average exchange rates;
iii) all resulting exchange differences are recognized as other comprehensive income, a separate component of equity.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, receivables, payables, and due to related party. The carrying amount of cash, receivables and payables approximates fair value because of the short-term nature of these items. The carrying amount of the notes payable approximates fair value as the individual borrowings bear interest at market interest rates.

Income Taxes

The Company accounts for income taxes in accordance with Accounting Standards Codification (“ASC”) Topic 740, Income Taxes, which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

Loss per Common Share

In accordance with ASC Topic 280 – “Earnings Per Share”, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

F-8

AGORA HOLDINGS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – Going Concern

At December 31, 2015 and 2014, the Company reported a net loss of $412,810 and $97,729 respectively. The Company believes that its existing capital resources may not be adequate to enable it to execute its business plan. These conditions raise substantial doubt as to the Company’s ability to continue as a going concern. The Company estimates that it will require additional cash resources during 2016 and beyond based on its current operating plan and condition. The Company expects cash flows from operating activities to improve, primarily as a result of an increase in revenue and a decrease in certain operating expenses, although there can be no assurance thereof. The accompanying consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern. If we fail to generate positive cash flow or obtain additional financing, when required, we may have to modify, delay, or abandon some or all of our business and expansion plans.

Note 4 – Business Combination

On September 30, 2014, the Company entered into and completed a share exchange agreement with Danail Terziev, an individual residing in the Province of Ontario (“Owner”), who is the 100% holder of the issued and outstanding shares of Geegle Media Ltd. (“Geegle”), an Ontario corporation (‘GML”). Under such agreement, the Owner will deliver all of the outstanding capital stock of GML to the Company in exchange for a total of 70,000,000 shares of the Company’s common stock and $150,000 cash payment, payable within 90 days of the Company becoming current in its filings on OTC Markets.

Concurrent with the aforementioned share exchange agreement, Mr. Danail Terziev, was appointed to the Company’s board of directors and became the Chief Executive Officer of Agora. Mr. Terziev also became the controlling shareholder of the Company concurrent with the completion of the transaction.

As a result of the aforementioned transaction, Geegle became a wholly owned subsidiary of the Company.

Pursuant to the terms and conditions of the acquisition agreement, we acquired 100% of the issued capital stock (100 common shares) of GML in exchange for 70,000,000 shares of common stock of the Company and incurred an obligation to pay $150,000 payable within 90 days of becoming current with its filings on OTC Markets.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed relative to the Parent company operations, at the business combination transaction date:

Total identifiable assets	$-

Accounts payable and accrued liabilities	$4,569
Convertible notes	105,676
Commitment and contingency associated with share exchange agreement	150,000
Total identifiable liabilities	$260,245

Net identifiable assets	$(260,245)

Note 5 - Convertible Notes

On August 15, 2014 and September 30, 2014, respectively, the Company entered into convertible loan agreements with corporations controlled by a shareholder of the Company (the “Notes”), each with a one-year term. The Company received $77,453 and $28,224, respectively, which amounts bear interest at 8% per annum. Any portion of Notes and unpaid interest are convertible at any time at the option of the lender into shares of common stock of the Company at a conversion price of $0.002 per share. On the transaction dates, the Company recognized the intrinsic value of the embedded beneficial conversion feature of $77,453 and $28,224, respectively, as additional paid-in capital and the debt discount in full was recorded as interest expense.

AGORA HOLDINGS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 5 - Convertible Notes (continued)

These Notes were assumed as part of the business combination entered into September 30, 2014. (See note 4 above).

During the year ended December 31, 2014, the Company entered into a one-year term convertible loan agreement with a corporation controlled by a shareholder of the Company (the “Note”). The Company received $41,837, which bears interest at 8% per annum. Any portion of the loan and unpaid interest are convertible at any time at the option of the lender into shares of common stock of the Company at a conversion price of $0.002 per share. On the transaction date, the Company recognized the intrinsic value of the embedded beneficial conversion feature of $41,837 as additional paid-in capital and the debt discount in full was recorded as interest expense.

During the year ended December 31, 2015 the Company entered into various convertible loan agreements for total gross proceeds of $38,635 with corporations controlled by a shareholder of the Company.  The loans bear interest at a rate of 8% per annum and are convertible at any time at the option of the lender into shares of common stock of the Company at a conversion price of $0.002 per share. ($147,513 – December 31, 2014).  On the transaction date, he Company recognized the intrinsic value of the embedded beneficial conversion feature of $38,635 as additional paid-in capital and the debt discount in full was recorded as interest expense.

During the year ended December 31, 2015 the Company entered into various convertible loan agreements for total gross proceeds of $138,119 with one of the Company’s major shareholders. The loans bear interest at a rate of 8% per annum and are convertible at any time at the option of the lender into shares of common stock of the Company at a conversion price of $0.002 per share.  On the transaction dates, the Company recognized the intrinsic value of the embedded beneficial conversion feature of $138,119 as additional paid-in capital and the debt discount in full was recorded as interest expense.

The following table summarizes information in respect to the convertible notes:

	Principal Amount ($)	Debt Discount ($)	Carrying Value ($)	Accrued interest payable ($)
December 31, 2013	-	-	-	-
Acquired from business combination	105,676	-	-	775
Additions	41,837	(41,837)	-	-
Amortization of debt discount	-	41,837	-	-
Interest expenses	-	-	-	1,549
December 31, 2014	147,513	-	147,513	2,324
Additions	176,754	(176,754)	-	-
Amortization of debt discount	-	176,754	176,754	-
Interest expenses	-	-	-	18,406
December 31, 2015	324,267	-	324,267	20,730

The Company analyzed the conversion feature of above Convertible Notes for derivative accounting consideration under FASB ASC 470 and determined that the conversion feature did not create embedded derivatives.

During fiscal 2015 certain of these notes came due and payable.   Subsequent to year end all outstanding notes were settled by the issuance of shares of the Company’s common stock. (ref: Note 9)

AGORA HOLDINGS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 6- Equity

The Company’s authorized common stock consists of 500,000,000 common shares with par value of $0.001 and 100,000,000 shares of preferred stock with par value of $0.10 per share.

As part of the recapitalization and reverse merger transaction described above in Note 4 the Company issued 70,000,000 shares to Danail Terziev, in order to acquire GML. In addition, as of the transaction date, there were 36,702 common shares and 50,000 preferred shares issued and outstanding which shares are reflected on the Statement of Stockholder’s Equity (Deficit) as part of the recapitalization.

On October 30, 2014, 50,000 preferred shares were converted to 50,000,000 shares of common stock.

As of December 31, 2015 and 2014, the Company has 120,036,702 shares of common stock and nil shares of preferred stock issued and outstanding.

Note 7- Related Party Transactions

During the year ended December 31, 2015 the Company paid $72,000 (2014 – $18,000) in management fees to Mr. Ruben Yakubov, the Company’s President and a member of the Board of Directors.

On August 15, 2014 and September 30, 2014, respectively, the Company entered into convertible loan agreements with corporations controlled by a shareholder of the Company (the “Notes”), each with a one-year term. The Company received $77,453 and $28,224, respectively, which amounts bear interest at 8% per annum. Any portion of Notes and unpaid interest are convertible at any time at the option of the lender into shares of common stock of the Company at a conversion price of $0.002 per share. (ref: Note 5 above).

During the year ended December 31, 2014, the Company entered into a one-year term convertible loan agreement with a corporation controlled by a shareholder of the Company (the “Note”). The Company received $41,837, which bears interest at 8% per annum. Any portion of the loan and unpaid interest are convertible at any time at the option of the lender into shares of common stock of the Company at a conversion price of $0.002 per share. (ref: Note 5 above).During the year ended December 31, 2015 the Company entered into various convertible loan agreements for total gross proceeds of $38,635 with corporations controlled by a shareholder of the Company.  The loans bear interest at a rate of 8% per annum and are convertible at any time at the option of the lender into shares of common stock of the Company at a conversion price of $0.002 per share (ref: Note 5 above).

During the year ended December 31, 2015 the Company entered into various convertible loan agreements for total gross proceeds of $138,119 with one of the Company’s major shareholders. The loans bear interest at a rate of 8% per annum and are convertible at any time at the option of the lender into shares of common stock of the Company at a conversion price of $0.002 per share (ref: Note 5 above).

During the year ended December 31, 2015, the Company received advances in the amount of $19,747, from a company controlled by our CEO. The Company didn’t make any cash payments, leaving $22,594 in the balance sheets as advances from related party.

F-11

AGORA HOLDINGS INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 8- Income Taxes

The Company uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During 2015 and 2014, the Company incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $515,545 and $102,735 at December 31, 2015 and 2014, respectively, and will begin to expire in the year 2031.

The Company had deferred income tax assets as of December 31, 2015, and 2014 as follows:

	December 31, 2015	December 31, 2014
Loss carryforwards	$175,000	$34,900
Less - valuation allowance	(175,000)	(34,900)
Total net deferred tax assets	$-	$-

Note 9- Subsequent Events

Subsequent to the fiscal year ended December 31, 2015 the Company renegotiated the terms of certain convertible notes (ref Note 5 above) in order to reprice the conversion terms to $0.30 from $0.002 per share. Concurrently the Company entered into various debt conversion agreements with a major shareholder and corporation controlled by this major shareholder to settle a total of $344,997 in convertible loans payable as well as accrued interest in exchange for 1,149,991 shares of the Company’s common stock.

The Company has evaluated subsequent events from the balance sheet date through June 8, 2016 and determined that there are no additional subsequent events to disclose.

(b) Exhibits

The following documents are included as exhibits to this report.

Exhibit Number	Title of Document
3.1.1 *	Amended Articles of Incorporation 1983
3.1.2 *	Amended Articles of Incorporation 1990
3.1.3 *	Amended Articles of Incorporation 1993
3.1.4 *	Amended Articles of Exchange 1993
3.1.5 *	Amended Articles of Incorporation 1997
3.1.6 *	Amended Articles of Incorporation 1998
3.2 *	Bylaws
10.1 *	Share Exchange Agreement with Geegle Media/Danail Terziev
10.2 *	Addendum Number 1 to Share Exchange Agreement
23.1 *	Consent of Independent Registered Public Accounting Firm
*Previously filed with Form 10 Registration Statement on August 29, 2016 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Agora Holdings, Inc.
(Registrant)

September 23 , 2016                                                                                     By: /s/ Ruben Yakubov
        Ruben Yakubov
        President

By: /s/ Danail Terziev
        Danail Terziev
        Chief Executive Officer

By: /s/ Ilya Kaplan
       Ilya Kaplan
       Secretary and Treasurer